Exhibit 99.1

Allegheny Technologies Announces Engineered Products Segment Management Changes

PITTSBURGH--(BUSINESS WIRE)--March 20, 2012--Allegheny Technologies Incorporated (NYSE:ATI) announced that Michael L. Cleppe has been named President, Engineered Products Group, effective April 1, 2012. He will be responsible for ATI Portland Forge, ATI Precision Finishing, ATI Casting Service, and ATI Fabricated Components. Currently, Mr. Cleppe is Vice President Operations, Engineered Products segment. Mr. Cleppe will report to Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. The Engineered Products Group is part of ATI’s Engineered Products segment.

Robert S. Wetherbee, President of ATI Tungsten Materials, which is also part of ATI’s Engineered Products segment, will also begin reporting to Mr. Harshman effective April 1, 2012.

These changes result from the recent announcement of David M. Hogan’s retirement as Executive Vice President of ATI’s Engineered Products segment, effective April 1, 2012.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.2 billion during 2011. ATI has approximately 11,400 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004